EXHIBIT 99.2

AVAYA HOLDINGS CORP.
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2019 OMNIBUS INDUCEMENT EQUITY PLAN
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Article I
PURPOSE
The purpose of this Avaya Holdings Corp. 2019 Omnibus Inducement Equity Plan is to assist the Company and its Subsidiaries in attracting select individuals who are expected to contribute to the Company’s success as employees by providing an inducement award that is material for such individuals to enter into employment with the Company or any of its Subsidiaries. All Awards under the Plan are intended to qualify as “employment inducement awards” as described in Rule 303A.08 or any successor provision of the NYSE Listing Rules.
ARTICLE II
DEFINITIONS
For purposes of the Plan, the following terms shall have the following meanings:
2.1     “2019 Plan” means the Company’s 2019 Equity Incentive Plan, as amended.
2.2    “2019 Plan Approval Date” means the date on which the 2019 Plan is approved by the stockholders of the Company.
2.3    “Affiliate” means any Person that, directly or indirectly, controls, is controlled by, or is under common control with, the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.
2.4    “Award” means any award under the Plan of any Stock Option, Restricted Stock Award, Performance Award, Other Stock-Based Award or Other Cash-Based Award. All Awards shall be granted by, confirmed by, and subject to the terms of, a written Award Agreement approved by the Committee and executed by the Company and the Participant.
2.5    “Award Agreement” means the written or electronic agreement setting forth the terms and conditions applicable to an Award.
2.6    “Board” means the Board of Directors of the Company.

2.7    “Cause” means, unless otherwise determined by the Committee in the applicable Award Agreement, with respect to a Participant’s Termination of Employment, the following: (a) in the case where there is no employment or similar agreement in effect between a Company Entity and the Participant at the time of Termination of Employment (or where there is such an agreement but it does not define “cause” (or words of like import)), termination due to a Participant’s: (i) continued failure to perform the Participant’s duties with a Company Entity (which, if curable, is not cured within ten (10) days after written notice thereof is provided to the Participant); (ii) continued failure to follow and comply with the written policies of any Company Entity, as in effect from time to time (which, if curable, is not cured within ten (10) days after written notice thereof is provided to the Participant); (iii) commission of an act or omission involving fraud, theft, or dishonesty resulting in economic or financial injury to any Company Entity; (iv) engagement in illegal conduct or gross misconduct; (v) material breach of any agreement with any Company Entity; (vi) commission of, indictment for, conviction of, or a plea of guilty or nolo contendere to any felony or other crime involving moral turpitude; or (vii) conduct that brings, or is reasonably likely to bring, any Company Entity into public disgrace or disrepute and that results in economic or financial injury to any Company Entity; or (b) in the case where there is an employment or similar agreement in effect between a Company Entity and the Participant at the time of Termination that defines “cause” (or words of like import), “cause” as defined under such agreement; provided, however, that with regard to any agreement under which the definition of “cause” only applies on occurrence of a change in control, such definition of “cause” shall not apply until a change in control actually takes place and then only with regard to a Termination thereafter.
2.8    “Change in Control” has the meaning set forth in Section 10.2.
2.9     “Code” means the Internal Revenue Code of 1986, as amended. Any reference to any section of the Code shall also be a reference to any successor provision and any Treasury Regulation and other official guidance and regulations promulgated thereunder.
2.10    “Committee” means the Compensation Committee of the Board or any properly delegated subcommittee thereof (as applicable, the “Compensation Committee”). If no Compensation Committee or subcommittee thereof exists, the term “Committee” shall be deemed to refer to the Board for all purposes under the Plan.
2.11    “Common Stock” means the common stock, $0.01 par value per share, of the Company (and any stock or other securities into which such Common Stock may be converted or into which such Common Stock may be exchanged).
2.12    “Company” means Avaya Holdings Corp., a Delaware corporation, and its successors by operation of law.
2.13    “Company Entities” means, collectively, the Company and its Subsidiaries (each, individually, a “Company Entity”).
2.14     “Disability” means: (a) in the case where there is an employment or similar agreement in effect between a Company Entity and the Participant at the time of Termination of

Employment that defines “disability” (or words of like import), “disability” as defined under such agreement or (b) in the case where there is no employment or similar agreement in effect between a Company Entity and the Participant at the time of Termination of Employment (or where there is such an agreement but it does not define “disability” (or words of like import)), a condition entitling the Participant to receive benefits under a long-term disability plan of a Company Entity in which such Participant is eligible to participate, or, in the absence of such a plan, a permanent and total disability as defined in Section 22(e)(3) of the Code. In the absence of a plan, a Disability shall only be deemed to occur at the time of the determination by the Committee of the Disability. Notwithstanding the foregoing, for Awards that are subject to Section 409A of the Code, Disability shall mean that a Participant is “disabled” under Section 409A(a)(2)(C)(i) or (ii) of the Code.
2.15    “Effective Date” means the effective date of the Plan as defined in Article XIV.
2.16     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto. Reference to a specific section of the Exchange Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
2.17    “Fair Market Value” means, for purposes of the Plan, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, as of any date: (a) if the Common Stock is traded, listed or otherwise reported or quoted on a national securities exchange, the closing sales price reported for the Common Stock on the principal national securities exchange in the United States on which it is then traded, listed or otherwise reported or quoted on the applicable date (or, if there is no such sale on that date, then on the last preceding date on which a sale was reported); or (b) if the Common Stock is not traded, listed or otherwise reported or quoted on a national securities exchange, the Committee shall determine in good faith the Fair Market Value in whatever manner it considers appropriate, taking into account the requirements of Section 409A of the Code and any other applicable laws, rules or regulations.
Notwithstanding the foregoing, for purposes of determining Fair Market Value in connection with the vesting and/or settlement of any Award, “Fair Market Value” means, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, (i) if the Common Stock is traded, listed or otherwise reported or quoted on a national securities exchange, the closing sales price reported for the Common Stock on the principal national securities exchange in the United States on which it is then traded, listed or otherwise reported or quoted on the date immediately preceding the vesting or settlement date, as applicable (or, if there is no such sale on that date, then on the last preceding date on which a sale was reported); or (b) if the Common Stock is not traded, listed or otherwise reported or quoted on a national securities exchange, the Committee shall determine in good faith the Fair Market Value in whatever manner it considers appropriate, taking into account the requirements of Section 409A of the Code and any other applicable laws, rules or regulations.
2.18    “Family Member” means “family member” as defined in Section A.1.(a)(5) of the general instructions of Form S-8 of the United States Securities and Exchange Commission.

2.19    “Good Reason” means, unless otherwise determined by the Committee in the applicable Award Agreement, with respect to a Participant’s Termination of Employment, the following: (a) in the case where there is no employment or similar agreement in effect between a Company Entity and the Participant at the time of Termination of Employment (or where there is such an agreement but it does not define “good reason” (or words of like import)), the occurrence, without the Participant’s consent, of either of the following events: (i) any material diminution of the Participant’s title, duties, responsibilities or authorities; or (ii) any material breach by a Company Entity of any of its material obligations to the Participant. Prior to resigning for Good Reason, the Participant shall give written notice to the employing Company Entity of the facts and circumstances claimed to provide a basis for such resignation not more than sixty (60) days following the Participant’s knowledge of such facts and circumstances, and the Company Entity shall have thirty (30) days after receipt of such notice to cure (and if so cured, the Participant shall not be permitted to resign for Good Reason in respect thereof) and the Participant shall resign within ten (10) business days following the relevant Company Entity’s failure to cure; or (b) in the case where there is an employment or similar agreement in effect between a Company Entity and the Participant at the time of Termination that defines “good reason” (or words of like import), “good reason” as defined under such agreement; provided, however, that with regard to any agreement under which the definition of “good reason” only applies on occurrence of a change in control, such definition of “good reason” shall not apply until a change in control actually takes place and then only with regard to a Termination of Employment thereafter.
2.20    “Incentive Stock Option” means any Stock Option awarded to a Participant under the Plan intended to be, and designated as, an “Incentive Stock Option” within the meaning of Section 422 of the Code.
2.21    “Lead Underwriter” has the meaning set forth in Section 13.20.
2.22    “Lock-Up Period” has the meaning set forth in Section 13.20.
2.23     “Non-Qualified Stock Option” means any Stock Option awarded under the Plan that is not intended to qualify as an Incentive Stock Option.
2.24     “Other Cash-Based Award” means an Award granted pursuant to Section 9.3 of the Plan and payable and/or denominated in cash at such time or times and subject to such terms and conditions as determined by the Committee in its sole discretion.
2.25    “Other Stock-Based Award” means an Award under Article IX of the Plan that is valued in whole or in part by reference to, or is payable in or otherwise based on or denominated in, Common Stock at such time or times and subject to such terms and conditions as determined by the Committee in its sole discretion.
2.26    “Participant” means a prospective employee of any Company Entity who is selected by the Committee to receive an Award intended to qualify as an “employment inducement award” under Section 303A.08 or any successor provision of the NYSE Listing Rules.

2.27    “Performance Award” means an Award granted to a Participant pursuant to Article VIII of the Plan contingent upon achieving certain Performance Goals.
2.28    “Performance Goals” means goals established by the Committee as contingencies for Awards to vest and/or become exercisable or distributable based on one or more of the performance goals set forth in Exhibit A hereto.
2.29    “Performance Period” means the designated period during which the Performance Goals are to be satisfied with respect to the Award to which the Performance Goals relate.
2.30    “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency, or political subdivision thereof, or any other entity or organization.
2.31    “Plan” means this Avaya Holdings Corp. 2019 Omnibus Inducement Equity Plan, as amended from time to time.
2.32     “Proceeding” has the meaning set forth in Section 13.9.
2.33     “Reorganization” has the meaning set forth in Section 4.2(b)(ii).
2.34    “Restricted Stock” means an Award of shares of Common Stock under the Plan that is subject to restrictions under Article VII of the Plan.
2.35    “Restriction Period” has the meaning set forth in Section 7.3(a) with respect to Restricted Stock.
2.36    “Rule 16b-3” means Rule 16b-3 under Section 16(b) of the Exchange Act as then in effect or any successor provision.
2.37    “Qualifying Director” means a person who is (i) a member of the Board, and (ii) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.
2.38     “Section 409A of the Code” means the nonqualified deferred compensation rules under Section 409A of the Code and any applicable Treasury Regulations and other official guidance thereunder.
2.39    “Securities Act” means the Securities Act of 1933, as amended and all rules and regulations promulgated thereunder. Reference to a specific section of the Securities Act or regulation thereunder shall include such section or regulation, any valid regulation or interpretation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.40    “Stock Appreciation Right” or “SAR” means an Other Stock-Based Award that is designated as a stock appreciation right, pursuant to the terms and conditions of the Award Agreement pursuant to which such Award is granted.
2.41    “Stock Option” or “Option” means any option to purchase shares of Common Stock granted to a Participant pursuant to Article VI of the Plan.
2.42    “Subsidiary” means any “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code.
2.43    “Ten Percent Stockholder” means a person owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of any Company Entity.
2.44    “Termination” means a Termination of Employment.
2.45     “Termination of Employment” means (a) a termination of employment (for reasons other than a military or personal leave of absence granted by the Company) of a Participant from all Company Entities; or (b) when an entity (other than the Company) which is employing a Participant ceases to be a Company Entity, unless the Participant otherwise is, or thereupon becomes, employed by another Company Entity at the time the entity ceases to be a Company Entity. Notwithstanding the foregoing, the Committee may otherwise define Termination of Employment in the Award Agreement or may otherwise define Termination of Employment thereafter, provided that any such change to the definition of the term “Termination of Employment” does not subject the applicable Award to Section 409A of the Code.
2.46    “Transfer” means: (a) when used as a noun, any direct or indirect transfer, sale, assignment, pledge, hypothecation, encumbrance or other disposition (including the issuance of equity in any entity), whether for value or no value and whether voluntary or involuntary (including by operation of law), and (b) when used as a verb, to directly or indirectly transfer, sell, assign, pledge, encumber, charge, hypothecate or otherwise dispose of (including the issuance of equity in any entity) whether for value or for no value and whether voluntarily or involuntarily (including by operation of law). “Transferred” and “Transferable” shall have a correlative meaning.
ARTICLE III
ADMINISTRATION
3.1    The Committee. The Plan shall be administered and interpreted by the Committee. To the extent required to comply with the provisions of Rule 16b-3 (if the Board is not acting as the Committee under the Plan), if applicable, it is intended that each member of the Committee shall, at the time such member takes any action with respect to an Award under the Plan that is intended to qualify for the exemptions provided by Rule 16b-3, be a Qualifying Director. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify.

3.2    Grants of Awards. The Committee shall have full authority to grant, pursuant to the terms of the Plan and applicable law, to Participants: (i) Stock Options, (ii) Restricted Stock, (iii) Performance Awards; (iv) Other Stock-Based Awards; and (v) Other Cash-Based Awards. In particular, subject to the provisions of the Plan and applicable law, the Committee shall have the authority to:
(a)    select the Participants to whom Awards may from time to time be granted hereunder;
(b)    determine whether and to what extent Awards, or any combination thereof, are to be granted hereunder to one or more Participants;
(c)    determine the number of shares of Common Stock to be covered by each Award granted hereunder;
(d)    determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder (including, but not limited to, the exercise or purchase price (if any), any restriction or limitation, any vesting schedule or acceleration thereof, or any forfeiture restrictions or waiver thereof, regarding any Award and the shares of Common Stock relating thereto, based on such factors, if any, as the Committee shall determine, in its sole discretion);
(e)    provide for the accelerated vesting or lapse of restrictions of any Award at any time;
(f)    determine the amount of cash (if any) to be covered by each Award granted hereunder;
(g)    determine whether and under what circumstances a Stock Option may be settled in cash, Common Stock and/or Restricted Stock under Section 6.4(d);
(h)    determine whether a Stock Option is an Incentive Stock Option or Non‑Qualified Stock Option;
(i)    impose a “blackout” period during which Options may not be exercised;
(j)    determine whether to require a Participant, as a condition of the granting of any Award, to not sell or otherwise dispose of shares of Common Stock acquired pursuant to the exercise of an Award for a period of time as determined by the Committee, in its sole discretion, following the date of the acquisition of such Award;
(k)    modify, extend or renew an Award, subject to Article XI and Section 6.4(g) and (k), provided, however, that such action does not subject the Award to Section 409A of the Code without the consent of the Participant; and
(l)    make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan, including to comply with the “employment inducement award” exception under Rule 303A.08 or any successor provision of the NYSE Listing Rules.
Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. Without limiting the generality of the foregoing, the Committee may delegate to one or more officers of any member of the Company Entities, the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election which is the responsibility of, or which is allocated to, the Committee herein, and which may be so delegated as a matter of law, except for grants of Awards to Non-Employee Directors. Notwithstanding the foregoing in this Section 3.2, it is intended that any action under the Plan intended to qualify for an exemption provided by Rule 16b-3 related to persons who are subject to Section 16 of the Exchange Act will be taken only by the Board or by a committee or subcommittee of two or more Qualifying Directors. However, the fact that any member of such committee or subcommittee shall fail to qualify as a Qualifying Director shall not invalidate any action that is otherwise valid under the Plan.
3.3    Guidelines. Subject to Article XI hereof, the Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan and perform all acts, including the delegation of its responsibilities (to the extent permitted by applicable law and applicable stock exchange rules), as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreements relating thereto); and to otherwise supervise the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent it shall deem necessary to effectuate the purpose and intent of the Plan. The Committee may adopt special guidelines and provisions for persons who are residing in or employed in, or subject to, the taxes of, any domestic or foreign jurisdictions to comply with applicable tax and securities laws of such domestic or foreign jurisdictions.
3.4    Decisions Final. Any decision, interpretation or other action made or taken in good faith by or at the direction of the Company, the Board or the Committee (or any of its members) arising out of or in connection with the Plan shall be within the absolute discretion of all and each of them, as the case may be, and shall be final, binding and conclusive on all Persons, including all employees and Participants and their respective heirs, executors, administrators, successors and assigns.
3.5    Designation of Consultants/Liability.
(a)    The Committee may designate employees of the Company and professional advisors to assist the Committee in the administration of the Plan and (to the extent permitted by applicable law and applicable exchange rules) may grant authority to officers to execute agreements or other documents on behalf of the Committee.

(b)    The Committee may employ such legal counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion received from any such counsel or consultant and any computation received from any such consultant or agent. Expenses incurred by the Committee or the Board in the engagement of any such counsel, consultant or agent shall be paid by the Company. The Committee, its members and any person designated or granted authority pursuant to sub-section (a) above shall not be liable for any action or determination made in good faith with respect to the Plan. To the maximum extent permitted by applicable law, no officer or employee of the Company or its Affiliates or member or former member of the Committee or of the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under it.
ARTICLE IV
SHARE LIMITATION
4.1    Shares.
(a)    Subject to any increase or decrease pursuant to Section 4.2 and the share counting provisions contained in this Section 4.1, a total of 1,700,000 shares of Common Stock shall be authorized for Awards granted under the Plan (the “Share Reserve”). Shares of Common Stock issued pursuant to the Share Reserve may be either authorized and unissued Common Stock or Common Stock held in or acquired for the treasury of the Company or both. After the 2019 Plan Approval Date, no Awards may be granted under the Plan. In the case of any Awards granted under the Plan, (A) each share of Common Stock with respect to which an Option or stock-settled Stock Appreciation Right is granted under the Plan shall reduce the Share Reserve by one (1) share of Common Stock for every one (1) share of Common Stock granted and (B) each share of Common Stock with respect to which any other stock-settled Award (other than an Option or stock-settled Stock Appreciation Right) is granted under the Plan shall reduce the Share Reserve by one and seven-tenths (1.7) shares of Common Stock for every one (1) share granted.
(b)    If any Option or Stock Appreciation Right granted under the Plan expires, terminates or is canceled for any reason without having been exercised in full, the number of shares of Common Stock underlying such expired, terminated or canceled Award shall be available for the purpose of Awards under the Plan or, following the 2019 Plan Approval Date, the 2019 Plan (in which case such shares will subject to the terms of the 2019 Plan (including the share counting provisions therein)). If any shares of Common Stock subject to Awards other than Options or Stock Appreciation Rights denominated in shares of Common Stock awarded under the Plan to a Participant are forfeited, terminated or canceled for any reason, the number of forfeited, terminated or canceled shares subject to such Awards denominated in shares of Common Stock shall be available for purposes of Awards under the Plan or, following the 2019 Plan Approval Date, the 2019 Plan (in which case such shares will subject to the terms of the 2019 Plan (including the share counting provisions therein)). Any shares that again become available for Awards under the Plan pursuant to this Section shall be added as (i) one (1) share for every one (1) share subject to Options or Stock Appreciation Rights granted under the Plan, and (ii) as one and seven-tenths (1.7) shares for every one (1) share subject to Awards other than

Options or Stock Appreciation Rights granted under the Plan. Any Award under the Plan settled in cash shall not be counted against the foregoing maximum share limitations.
(c)    Notwithstanding anything to the contrary contained herein, the following shares shall not be added back to the Share Reserve or the 2019 Plan: (i) shares withheld by the Company in satisfaction of the applicable exercise price or withholding taxes upon the issuance, vesting or settlement of Awards; (ii) shares subject to a Stock Appreciation Right that are not issued in connection with its stock settlement on exercise thereof, and (iii) shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options.
4.2    Changes.
(a)    The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger or consolidation of the Company or any Affiliate, (iii) any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock, (iv) the dissolution or liquidation of the Company or any Affiliate, (v) any sale or transfer of all or part of the assets or business of the Company or any Affiliate or (vi) any other corporate act or proceeding.
(b)    Subject to the provisions of Section 10.1:
(i)    If the Company at any time subdivides (by any split, recapitalization or otherwise) the outstanding Common Stock into a greater number of shares of Common Stock, or combines (by reverse split, combination or otherwise) its outstanding Common Stock into a lesser number of shares of Common Stock, then the respective exercise prices for outstanding Awards that provide for a Participant elected exercise, the number of shares of Common Stock covered by outstanding Awards, the aggregate number or kind of securities that thereafter may be issued under the Plan and the other limits contained in Section 4.1, in each case, shall be appropriately adjusted by the Committee to prevent dilution or enlargement of the rights granted to, or available for, Participants under the Plan.
(ii)    Excepting transactions covered by Section 4.2(b)(i), if the Company effects any merger, consolidation, statutory exchange, spin-off, reorganization, sale or transfer of all or substantially all the Company’s assets or business, or other corporate transaction or event in such a manner that the Company’s outstanding shares of Common Stock are converted into the right to receive (or the holders of Common Stock are entitled to receive in exchange therefor), either immediately or upon liquidation of the Company, securities or other property of the Company or other entity (each, a “Reorganization”), then, subject to the provisions of Section 10.1, (A) the aggregate number or kind of securities that thereafter may be issued under the Plan and the other limits contained in Section 4.1, (B) the number or kind of securities or other property (including cash) to be issued pursuant to Awards granted under the Plan (including as a result of the assumption of the Plan and the obligations hereunder by a successor entity, as applicable), and/or (C) the purchase price of any Award, shall be appropriately adjusted by the Committee to prevent dilution or enlargement of the rights granted to, or available for, Participants under the Plan.
(iii)    If there shall occur any change in the capital structure of the Company other than those covered by Section 4.2(b)(i) or 4.2(b)(ii), including by reason of any extraordinary dividend (whether cash or equity), any conversion, any adjustment, any issuance of any class of securities convertible or exercisable into, or exercisable for, any class of equity securities of the Company that affects the shares of Common Stock, then the Committee shall adjust any Award and make such other equitable or proportional adjustments to the Plan to prevent dilution or enlargement of the rights granted to, or available for, Participants under the Plan.
(iv)    Any such adjustment determined by the Committee pursuant to this Section 4.2(b) shall be final, binding and conclusive on all Persons including all employees and Participants and their respective heirs, executors, administrators, successors and permitted assigns. Any adjustment to, or assumption or substitution of, an Award under this Section 4.2(b) shall be intended to comply with the requirements of Section 409A of the Code and Treasury Regulation §1.424-1 (and any amendments thereto), to the extent applicable. Except as expressly provided in this Section 4.2 or in the applicable Award Agreement, a Participant shall have no additional rights under the Plan by reason of any transaction or event described in this Section 4.2.
(v)    Fractional shares of Common Stock resulting from any adjustment in Awards pursuant to Section 4.2(a) or this Section 4.2(b) shall be aggregated until, and eliminated at, the time of exercise or payment by rounding-down for fractions less than one-half and rounding-up for fractions equal to or greater than one-half. No cash settlements shall be required with respect to fractional shares eliminated by rounding. Notice of any adjustment shall be given by the Committee to each Participant whose Award has been adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of the Plan.
4.3    Minimum Purchase Price. Notwithstanding any provision of the Plan to the contrary, if authorized but previously unissued shares of Common Stock are issued under the Plan, such shares shall not be issued for a consideration that is less than as permitted under applicable law.
ARTICLE V
ELIGIBILITY
5.1    General Eligibility. Eligibility for the grant of Awards and actual participation in the Plan shall be determined by the Committee in its sole discretion in accordance with, and subject to, the “employment inducement award” exemption set forth in Section 303A.08 of the NYSE Listing Rules.
5.2    Incentive Stock Options. Participants under the Plan are not eligible to receive Incentive Stock Options.

5.3    General Requirement. The grant of Awards under the Plan is conditioned upon the recipient of such Award actually becoming an employee of the applicable Company Entity.
ARTICLE VI
STOCK OPTIONS
6.1    Options. Stock Options may be granted alone or in addition to other Awards granted under the Plan.
6.2    Grants. The Committee shall have the authority to grant Stock Options to any Participant pursuant to an Award Agreement. If required by the Award Agreement, a Participant selected to receive Stock Options shall not have any right with respect to such Award, unless and until such individual has delivered a fully executed copy of the Award Agreement evidencing the Award to the Company, to the extent required by the Committee, and has otherwise complied with the applicable terms and conditions of such Award.
6.3    Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of the Participants affected, to disqualify any Incentive Stock Option under such Section 422.
6.4    Terms of Options. Options granted under the Plan shall be subject to the following terms and conditions and shall be in such form and contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable, including those set forth in an Award Agreement:
(a)    Exercise Price. The exercise price per share of Common Stock subject to a Stock Option shall be determined by the Committee at the time of grant, provided that the per share exercise price of a Stock Option shall not be less than 100% (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, 110%) of the Fair Market Value of the Common Stock on the date of grant.
(b)    Stock Option Term. The term of each Stock Option shall be fixed by the Committee, provided that no Stock Option shall be exercisable more than 10 years after the date the Option is granted; and provided further that the term of an Incentive Stock Option granted to a Ten Percent Stockholder shall not exceed five years.
(c)    Exercisability. Stock Options granted under the Plan shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the time of grant. If the Committee provides, in its discretion, that any Stock Option is exercisable subject to certain limitations (including, without limitation, that such Stock Option is exercisable only in installments or within certain time periods), the Committee may waive such limitations on the exercisability at any time at or after the time of grant in whole or in part (including, without limitation, waiver of the installment exercise provisions or acceleration of the time at which such Stock Option may be exercised), based on such factors, if any, as the Committee shall determine, in its sole discretion.
(d)    Method of Exercise. Subject to any applicable installment exercise and waiting period provisions that may apply under Section 6.4(c), to the extent vested, Stock Options may be exercised in whole or in part at any time during the Option term, by giving written notice of exercise to the Company (or to its agent specifically designated for such purpose) specifying the number of shares of Common Stock to be purchased (which notice may be provided in an electronic form to the extent acceptable to the Committee and the Company). Such notice shall be accompanied by payment in full of the purchase price as follows, as determined by the Committee in the Award Agreement or otherwise: (i) in cash or by check, bank draft or money order payable to the order of the Company; (ii) solely to the extent permitted by applicable law, if the Common Stock is traded on a national securities exchange, and the Committee authorizes, through a procedure whereby the Participant delivers irrevocable instructions to a broker reasonably acceptable to the Committee to deliver promptly to the Company shares of Common Stock with an aggregate value equal to the purchase price; (iii) by having the Company withhold shares of Common Stock issuable upon exercise of the Stock Option; (iv) on such other terms and conditions as may be acceptable to the Committee (including, without limitation, with the consent of the Committee, by payment in full or in part in the form of Common Stock owned by the Participant, based on the Fair Market Value of the Common Stock on the payment date as determined by the Committee) or (v) by such other methods as may be approved by the Committee. No shares of Common Stock shall be issued until payment therefor, as provided herein, has been made or provided for and the Participant has paid to the Company an amount equal to any Federal, state, local and non-U.S. income, employment and any other applicable taxes required to be withheld or otherwise made arrangements for the satisfaction of such taxes in a manner permitted under the terms of the Plan or any Award Agreement.
(e)    Non-Transferability of Options. No Stock Option shall be Transferable by the Participant other than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the Participant’s lifetime, only by the Participant. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, at the time of grant or thereafter that a Non-Qualified Stock Option that is otherwise not Transferable pursuant to this Section is Transferable to a Family Member in whole or in part and in such circumstances, and under such conditions, as specified by the Committee. A Non-Qualified Stock Option that is Transferred to a Family Member pursuant to the preceding sentence (i) may not be subsequently Transferred other than by will or by the laws of descent and distribution; (ii) remains subject to the terms of the Plan and the applicable Award Agreement; and (iii) may be exercised by such Family Member. Any shares of Common Stock acquired upon the exercise of a Non-Qualified Stock Option by a permissible transferee of a Non-Qualified Stock Option or a permissible transferee pursuant to a Transfer after the exercise of the Non-Qualified Stock Option shall be subject to the terms of the Plan and the applicable Award Agreement.
(f)    Termination by Death or Disability. Unless otherwise determined by the Committee in the applicable Award Agreement or otherwise in accordance with the terms of the applicable Award Agreement and the Plan, if a Participant’s Termination is by reason of death or Disability, all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant (or in the case of the Participant’s death, by the legal representative of the Participant’s estate) at any time within a period of one (1) year from the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options.
(g)    Involuntary Termination Without Cause. Unless otherwise determined by the Committee in the applicable Award Agreement or otherwise in accordance with the terms of the applicable Award Agreement and the Plan, if a Participant’s Termination is by involuntary termination by a Company Entity without Cause (other than due to death or Disability), all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant at any time within a period of ninety (90) days from the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options.
(h)    Voluntary Resignation. Unless otherwise determined by the Committee in the applicable Award Agreement or otherwise in accordance with the terms of the applicable Award Agreement and the Plan, if a Participant’s Termination is voluntary (other than a voluntary termination described in Section 6.4(i)(y) hereof), all Stock Options that are held by such Participant that are vested and exercisable at the time of the Participant’s Termination may be exercised by the Participant at any time within a period of thirty (30) days from the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options.
(i)    Termination for Cause. Unless otherwise determined by the Committee in the applicable Award Agreement or otherwise in accordance with the terms of the applicable Award Agreement and the Plan, if a Participant’s Termination (x) is by a Company Entity for Cause or (y) is a voluntary Termination (as provided in Section 6.4(h)) after the occurrence of an event that would be grounds for a Termination by a Company Entity for Cause, all Stock Options, whether vested or not vested, that are held by such Participant shall thereupon terminate and expire as of the date of such Termination.
(j)    Unvested Stock Options. Unless otherwise determined by the Committee in the applicable Award Agreement or otherwise in accordance with the terms of the applicable Award Agreement and the Plan, Stock Options that are not vested or exercisable as of the date of a Participant’s Termination for any reason shall terminate and expire as of the date of such Termination.
(k)    Form, Modification, Extension and Renewal of Stock Options. Subject to the terms and conditions and within the limitations of the Plan, including those set forth in the following sentence, the Committee may (i) modify, extend or renew outstanding Stock Options granted under the Plan and (ii) accept the surrender of outstanding Stock Options (to the extent not theretofore exercised) and authorize the granting of new Stock Options or other Awards in substitution therefor (to the extent not theretofore exercised). Notwithstanding the foregoing, except in connection with a corporate transaction involving the Company in accordance with Section 4.2 (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), an outstanding Stock Option may not be (x) modified to reduce the exercise price thereof, (y) canceled in exchange for cash, other property or other Awards, in each case, at a time when the per share exercise price of such Stock Option exceeds the fair market value of such Stock Option, or (z) canceled in exchange for a grant of a new Stock Option with an exercise price that is less than the exercise price applicable to the surrendered Stock Option, unless, in each case, such action is approved by the stockholders of the Company.
(l)    Early Exercise. The Committee may provide that a Stock Option include a provision whereby the Participant may elect at any time before the Participant’s Termination to exercise the Stock Option as to any part or all of the shares of Common Stock subject to the Stock Option prior to the full vesting of the Stock Option, and such shares shall be subject to the provisions of Article VII and be treated as Restricted Stock, which will remain subject to the original vesting schedule applicable to the predecessor Stock Option. Unvested shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Committee determines to be appropriate.
(m)    Other Terms and Conditions. The Committee may include a provision in an Award Agreement providing for the automatic exercise of a Non-Qualified Stock Option on a cashless basis on the last day of the term of such Option if the Participant has failed to exercise the Non-Qualified Stock Option as of such date, with respect to which the Fair Market Value of the shares of Common Stock underlying the Non-Qualified Stock Option exceeds the exercise price of such Non-Qualified Stock Option on the date of expiration of such Option, subject to Section 13.4. Stock Options may contain such other provisions, which shall not be inconsistent with any of the terms of the Plan, as the Committee shall deem appropriate. The recipient of a Stock Option under this Article VI shall not be entitled to receive, currently or on a deferred basis, dividends or dividend equivalents in respect of the number of shares of Common Stock covered by the Stock Option. The Company will evidence each Participant’s ownership of Common Stock issued upon exercise of a Stock Option pursuant to a designated system, such as book entries by the transfer agent; if a stock certificate for such shares of Common Stock is issued, it will be substantially in the form set forth in Section 7.2(c).
ARTICLE VII
RESTRICTED STOCK
7.1    Awards of Restricted Stock. Shares of Restricted Stock may be issued either alone or in addition to other Awards granted under the Plan. The Committee shall determine to whom, and the time or times at which, grants of Restricted Stock shall be made, the number of shares to be awarded, the price (if any) to be paid by the Participant (subject to Section 7.2), the time or times within which such Awards may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the Awards.
The Committee may condition the grant or vesting of Restricted Stock upon the attainment of specified performance targets (including, one or more Performance Goals) or such other factor(s) as the Committee may determine, in its sole discretion.

7.2    Awards and Certificates. If required by the applicable Award Agreement, Participants selected to receive Restricted Stock shall not have any right with respect to such Award, unless and until such Participant has delivered a fully executed copy of the Award Agreement evidencing the Award to the Company, to the extent required by the Committee, and has otherwise complied with the applicable terms and conditions of such Award. Further, such Award shall be subject to the following conditions:
(a)    Purchase Price. The purchase price of Restricted Stock shall be fixed by the Committee. Subject to Section 4.3, the purchase price for shares of Restricted Stock may be zero to the extent permitted by applicable law, and, to the extent not so permitted, such purchase price may not be less than par value.
(b)    Acceptance. Awards of Restricted Stock must be accepted within a period of 60 days (or such shorter period as the Committee may specify at grant) after the grant date, by executing a Restricted Stock Award Agreement and by paying whatever price (if any) the Committee has designated thereunder.
(c)    Legend. The Company will evidence each Participant’s ownership of Restricted Stock pursuant to a designated system, such as book entries by the transfer agent. If a stock certificate for such shares of Restricted Stock is issued, such certificate shall be registered in the name of such Participant, and shall, in addition to such legends required by applicable securities laws, bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:
“The anticipation, alienation, attachment, sale, transfer, assignment, pledge, encumbrance or charge of the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Avaya Holdings Corp. (the “Company”) 2019 Omnibus Inducement Equity Plan (as it may be amended, the “Plan”) and an Agreement entered into between the registered owner and the Company dated ______________. Copies of such Plan and Agreement are on file at the principal office of the Company.”
(d)    Custody. If stock certificates are issued in respect of shares of Restricted Stock, the Committee may require that any stock certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed, and that, as a condition of any grant of Restricted Stock, the Participant shall have delivered a duly signed stock power or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Company, which would permit transfer to the Company of all or a portion of the shares subject to the Restricted Stock Award in the event that such Award is forfeited in whole or part or otherwise transferred to the Company.
7.3    Restrictions and Conditions. The shares of Restricted Stock awarded pursuant to the Plan shall be subject to the following restrictions and conditions and such other terms and conditions as may be determined by the Committee in its sole discretion:

(a)    Restriction Period. The Participant shall not be permitted to Transfer shares of Restricted Stock awarded under the Plan during the period or periods set by the Committee (the “Restriction Period”) commencing on the date of such Award, as set forth in the Award Agreement and such agreement shall set forth a vesting schedule and any event that would accelerate vesting of the shares of Restricted Stock. Within these limits, based on service, attainment of one or more Performance Goals and/or such other factors or criteria as the Committee may determine in its sole discretion, the Committee may condition the grant or provide for the lapse of such restrictions in installments in whole or in part, or may accelerate the vesting of all or any part of any Restricted Stock Award and/or waive the deferral limitations for all or any part of any Restricted Stock Award.
(b)    Rights as a Stockholder. Except as provided in Section 7.3(a) and this Section 7.3(b) (and subject to Section 13.25), or as otherwise determined by the Committee in an Award Agreement, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a holder of shares of Common Stock of the Company, including, without limitation, (1) the right to receive dividends, provided, that the payment of any dividends in respect of such Restricted Stock shall be deferred (without interest) until, and conditioned upon, the expiration of the applicable Restriction Period and the lapse of all applicable restrictions thereon, (2) the right to vote such shares and, (3) subject to and conditioned upon the full vesting of shares of Restricted Stock, the right to tender such shares.
(c)    Termination. Unless otherwise determined by the Committee in the applicable Award Agreement or otherwise in accordance with the terms of the applicable Award Agreement and the Plan, upon a Participant’s Termination for any reason during the relevant Restriction Period, all Restricted Stock still subject to restriction will be forfeited for no consideration.
(d)    Lapse of Restrictions. If and when the Restriction Period expires without a prior forfeiture of the shares of Restricted Stock, such earned shares (and to the extent ownership of such shares is evidenced by stock certificates, the stock certificates for such shares) shall be delivered to the Participant. All legends shall be removed from said certificates at the time of delivery to the Participant, except as otherwise required by applicable law or other limitations imposed by the Committee.
ARTICLE VIII
PERFORMANCE AWARDS
8.1    Performance Awards. The Committee may designate an Award (including any Restricted Stock and any Other Stock-Based Award) at grant as a Performance Award payable upon the attainment of specific Performance Goals. If the Performance Award is payable in shares of Restricted Stock, such shares shall be transferable to the Participant only upon attainment of the relevant Performance Goal in accordance with Article VII. If the Performance Award is denominated in cash, it may be paid upon the attainment of the relevant Performance Goals either in cash, shares of Common Stock, restricted stock units and/or in shares of Restricted Stock (based on the then current Fair Market Value of such shares), as determined by the Committee, in its sole and absolute discretion. Each Performance Award shall be evidenced by an Award Agreement in such form that is not inconsistent with the Plan and that the Committee may from time to time approve. If required by the Award Agreement, a Participant selected to receive Performance Awards shall not have any right with respect to such Award, unless and until such Participant has delivered a fully executed copy of the Award Agreement evidencing the Award to the Company, to the extent required by the Committee, and has otherwise complied with the applicable terms and conditions of such Award.
8.2    Terms and Conditions. Performance Awards awarded pursuant to this Article VIII shall be subject to the following terms and conditions and such other terms and conditions as may be determined by the Committee in its sole discretion:
(a)    Earning of Performance Award. At the expiration of the applicable Performance Period, the Committee shall determine the extent to which the Performance Goals established pursuant to Section 8.2(c) are achieved and the percentage of each Performance Award that has been earned and certify such results in writing.
(b)    Non-Transferability. Subject to the applicable provisions of the Award Agreement and the Plan, Performance Awards may not be Transferred during the Performance Period.
(c)    Performance Goals, Formulae or Standards. Performance Awards will be subject to the achievement of the performance goals, formulae or standards determined by the Committee in its sole discretion, as described on Exhibit A.
(d)    Payment. Following the Committee’s determination in accordance with Section 8.2(a), the Company shall settle Performance Awards, in such form (including, without limitation, in shares of Common Stock, Restricted Stock, restricted stock units and/or in cash) as determined by the Committee, in an amount equal to such Participant’s earned Performance Awards. Notwithstanding the foregoing, the Committee may, in its sole discretion, award an amount less than the earned Performance Awards and/or subject the payment of all or part of any Performance Award to additional vesting, forfeiture and deferral conditions as it deems appropriate.
(e)    Termination. Subject to the applicable provisions of the Award Agreement and the Plan, upon a Participant’s Termination for any reason during the Performance Period for a given Performance Award, the Performance Award in question will vest or be forfeited in accordance with the terms and conditions established by the Committee.
ARTICLE IX
OTHER STOCK-BASED AND CASH-BASED AWARDS
9.1    Other Stock-Based Awards. The Committee is authorized to grant to Participants Other Stock-Based Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of Common Stock, including but not limited to, shares of Common Stock awarded purely as a bonus and not subject to restrictions or conditions, shares of Common Stock in payment of the amounts due under an incentive or performance plan sponsored or maintained by the Company or an Affiliate, phantom stock units, stock equivalent units, SARs, restricted stock units, and Awards valued by reference to book value of shares of Common Stock. Other Stock-Based Awards may be granted either alone or in addition to or in tandem with other Awards granted under the Plan. Other Stock-Based Awards may be payable in cash, shares of Common Stock or other property valued in whole or in part by reference to shares of Common Stock.
Subject to the provisions of the Plan, the Committee shall have authority to determine to whom, and the time or times at which, such Awards shall be made, the number of shares of Common Stock to be awarded pursuant to such Awards, and all other conditions of the Awards. If required by the Award Agreement, a Participant selected to receive Other Stock-Based Awards shall not have any right with respect to such Award, unless and until such Participant has delivered a fully executed copy of the Award Agreement evidencing the Award to the Company, to the extent required by the Committee, and has otherwise complied with the applicable terms and conditions of such Award.
9.2    Terms and Conditions. Other Stock-Based Awards made pursuant to this Article IX shall be subject to the terms of the Plan, including the following terms and conditions and such other terms and conditions as may be determined by the Committee in its sole discretion:
(a)    Non-Transferability. Subject to the applicable provisions of the Award Agreement and the Plan, shares of Common Stock subject to Awards made under this Article IX may not be Transferred prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses.
(b)    Vesting. Any Award under this Article IX and any Common Stock covered by any such Award shall vest or be forfeited to the extent so provided in the Award Agreement, as determined by the Committee, in its sole discretion.
(c)    Price. Subject to Section 4.3, Common Stock issued on a bonus basis under this Article IX may be issued for no cash consideration. Subject to Section 4.3, Common Stock purchased pursuant to a purchase right awarded under this Article IX shall be priced, as determined by the Committee in its sole discretion.
9.3    Other Cash-Based Awards. The Committee may from time to time grant Other Cash-Based Awards to Participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by applicable law, as it shall determine in its sole discretion. Other Cash-Based Awards may be granted subject to the satisfaction of vesting conditions or may be awarded purely as a bonus and not subject to restrictions or conditions, and if subject to vesting conditions, the Committee may accelerate the vesting of such Awards at any time in its sole discretion. The grant of an Other Cash-Based Award shall not require a segregation of any of the Company’s assets for satisfaction of the Company’s payment obligation thereunder.

ARTICLE X
CHANGE IN CONTROL PROVISIONS
10.1    Benefits. In the event of a Change in Control of the Company (as defined below), and except as otherwise provided by the Committee in an Award Agreement or otherwise, a Participant’s Awards may be treated in accordance with one or more of the following methods as determined by the Committee in its sole discretion:
(a)    Awards, whether or not then vested, shall be continued, assumed, or have new rights substituted therefor, as determined by the Committee in a manner consistent with the requirements of Section 409A of the Code, and restrictions to which shares of Restricted Stock or any other Award granted prior to the Change in Control are subject shall not lapse upon a Change in Control. Notwithstanding anything to the contrary herein, for purposes of Incentive Stock Options, any assumed or substituted Stock Option shall comply with the requirements of Treasury Regulation Section 1.424-1 (and any amendment thereto);
(b)    The Committee may accelerate the exercisability of, lapse of restrictions on, Awards or provide for a period of time for exercise prior to the occurrence of such event;
(c)    Any one or more outstanding Awards may be cancelled and the Committee may cause to be paid to the holders thereof, in cash, shares of Common Stock, other securities or other property, or any combination thereof, the value of such Awards, if any, as determined by the Committee (which if applicable may be based upon the price per share of Common Stock received or to be received by other stockholders of the Company in such event), including without limitation, in the case of an outstanding Stock Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the shares of Common Stock subject to such Stock Option or SAR over the aggregate exercise price of such Stock Option or SAR, respectively (it being understood that, in such event, any Stock Option or SAR having a per share exercise price equal to, or in excess of, the Fair Market Value of a share of Common Stock subject thereto may be canceled and terminated without any payment or consideration therefor);
(d)    The Committee may, in its sole discretion, terminate all outstanding and unexercised Stock Options or any Other Stock-Based Award that provides for a Participant elected exercise, effective as of the date of the Change in Control, by delivering notice of termination to each Participant at least twenty (20) days prior to the date of consummation of the Change in Control, in which case during the period from the date on which such notice of termination is delivered to the consummation of the Change in Control, each such Participant shall have the right to exercise in full all of such Participant’s Awards that are then outstanding (without regard to any limitations on exercisability otherwise contained in the Award Agreements), but any such exercise shall be contingent on the occurrence of the Change in Control, and, provided that, if the Change in Control does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise pursuant thereto shall be null and void.

(e)    The Committee may, in its sole discretion, make any other determination as to the treatment of Awards in connection with such Change in Control as the Committee may determine. Any escrow, holdback, earnout or similar provisions in the definitive agreement(s) relating to such transaction may apply to any payment to the holders of Awards to the same extent and in the same manner as such provisions apply to the holders of shares of Common Stock.
10.2    Change in Control. A “Change in Control” shall be deemed to occur if:
(a)    any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company or any of the Company Entities, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or any of the Company Entities, or any other entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors;
(b)    during any period of 12 consecutive calendar months, individuals who were directors of the Company on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the first day of such period whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least two‑thirds of the Incumbent Directors will be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as used in Section 13(d) of the Exchange Act), in each case, other than the Board, which individual, for the avoidance of doubt, shall not be deemed to be an Incumbent Director for purposes of this Section 10.2(b), regardless of whether such individual was approved by a vote of at least two-thirds of the Incumbent Directors;
(c)    consummation of a reorganization (excluding a reorganization under either Chapter 7 or Chapter 11 of Title 11 of the United States Code), merger, consolidation or other similar business combination (any of the foregoing, a “Business Combination”) of the Company with any other corporation, in any case with respect to which the Company voting securities outstanding immediately prior to such Business Combination do not, immediately following such Business Combination, continue to represent (either by remaining outstanding or being converted into voting securities of the Company or any ultimate parent thereof) more than 50% of the then outstanding voting securities entitled to vote generally in the election of directors of the Company (or its successor) or any ultimate parent thereof after the Business Combination; or
(d)    a complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of the assets of the Company Entities (on a consolidated basis) to any Person that is not an Affiliate of any of the Company Entities.
Notwithstanding the foregoing, with respect to any Award that is characterized as “nonqualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a Change in Control under the Plan for purposes of payment of such Award unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.
ARTICLE XI
TERMINATION OR AMENDMENT OF PLAN
Notwithstanding any other provision of the Plan, the Board may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan (including any amendment deemed necessary to ensure that the Company may comply with any regulatory requirement referred to in Article XIII or Section 409A of the Code), or suspend or terminate it entirely, retroactively or otherwise, and the Committee may amend the Plan to the extent such amendment is (a) ministerial or administrative in nature and does not result in a material change to the cost of the Plan or (b) required by law; provided, that (i) no such amendment, suspension or termination by the Board or the Committee will occur without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or requirements of any securities exchange or inter-dealer quotation system on which the shares of Common Stock may be listed or quoted and (ii) unless otherwise required by law or specifically provided herein, the rights of a Participant, with respect to all Awards granted prior to any amendment (whether by the Board or the Committee), suspension or termination, may not be adversely impaired without the express written consent of such Participant. Notwithstanding anything herein to the contrary, the Board may amend the Plan or any Award Agreement at any time without a Participant’s consent only to comply with applicable law, including Section 409A of the Code. The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Article IV or as otherwise specifically provided herein, no such amendment or other action by the Committee shall adversely impair the rights of any holder without the holder’s express written consent.
ARTICLE XII
UNFUNDED STATUS OF PLAN
The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payment as to which a Participant has a fixed and vested interest but which are not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any right that is greater than those of a general unsecured creditor of the Company.

ARTICLE XIII
GENERAL PROVISIONS
13.1    Legend. The Committee may require each person receiving shares of Common Stock pursuant to a Stock Option or other Award under the Plan to represent to and agree with the Company in writing that the Participant is acquiring the shares without a view to distribution thereof. In addition to any legend required by the Plan, the certificates for such shares (if any) may include any legend that the Committee deems appropriate to reflect any restrictions on Transfer. All certificates for shares of Common Stock (to the extent such shares are certificated) delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed or any national securities exchange system or over-the-counter market upon whose system the Common Stock is then quoted, any applicable federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
13.2    Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.
13.3    No Right to Employment. Neither the Plan nor the grant of any Option or other Award hereunder shall give any Participant any right with respect to continuance of employment by the Company or any Subsidiary, nor shall the Plan nor the grant of any Option or other Award hereunder limit in any way the right of the Company or any Subsidiary by which an employee is employed to terminate such employment at any time.
13.4    Withholding of Taxes.
(a)    General. Subject to Section 13.4(b), as a condition to the exercise, settlement, vesting or payment of any Award hereunder, a Participant shall be required to pay in cash, or to make other arrangements reasonably satisfactory to the Company (including, without limitation, authorizing withholding from payroll and any other amounts or property (including withholding or deducting shares of Common Stock) otherwise payable to the Participant), an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Company, in its good faith discretion, deems necessary to comply with the Code and/or any other applicable law, rule or regulation with respect to the Award. Unless the tax withholding obligations of the Company are satisfied, the Company shall have no obligation to issue a certificate or book-entry transfer for such Shares.
(b)    Common Stock Not Publicly Traded. Notwithstanding anything to the contrary in Section 13.4(a), in the event the shares of Common Stock are not listed for trading on an established securities exchange on the date an Award vests, is settled, is payable and/or is exercised, then the Company shall deduct or withhold shares of Common Stock having a Fair

Market Value equal to the amount required to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) up to the maximum extent permitted by the accounting rules applicable to the Company as then in effect without adverse accounting treatment, unless the Participant elects to pay such obligations in cash.
13.5    No Assignment of Benefits. No Award or other benefit payable under the Plan shall, except as otherwise specifically provided by law or permitted by the Committee, be Transferable in any manner, and any attempt to Transfer any such benefit shall be void, and any such benefit shall not in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person.
13.6    Listing and Other Conditions.
(a)    Unless otherwise determined by the Committee, as long as the Common Stock is listed on a national securities exchange, system sponsored by a national securities association or recognized over-the-counter market, the issuance of shares of Common Stock pursuant to an Award shall be conditioned upon such shares being listed on such exchange, system or market. The Company shall have no obligation to issue such shares unless and until such shares are so listed, and the right to exercise any Option or other Award with respect to such shares shall be suspended until such listing has been effected.
(b)    If at any time any sale or delivery of shares of Common Stock pursuant to an Option or other Award is or may in the circumstances be determined to be unlawful or result in the imposition of excise taxes on the Company under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act or otherwise, with respect to shares of Common Stock or Awards, and the right to exercise any Option or other Award shall be suspended until, it is determined that such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company.
(c)    Upon termination of any period of suspension under this Section 13.6, any Award affected by such suspension which shall not then have expired or terminated shall be reinstated as to all shares available before such suspension and as to shares which would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Award.
(d)    A Participant shall be required to supply the Company with certificates, representations and information that the Company requests and otherwise cooperate with the Company in obtaining any listing, registration, qualification, exemption, consent or approval the Company deems necessary or appropriate.
13.7    Other Requirements. Notwithstanding anything herein to the contrary, as a condition to the receipt of shares of Common Stock pursuant to an Award under the Plan, to the extent required by the Committee, the Participant shall execute and deliver documentation that shall set forth certain restrictions on transferability of the shares of Common Stock acquired upon exercise or purchase, and such other terms as the Committee shall from time to time establish.
13.8    Governing Law. The Plan and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflict of laws).
13.9    Jurisdiction; Waiver of Jury Trial. Any suit, action or proceeding with respect to the Plan or any Award Agreement, or any judgment entered by any court of competent jurisdiction in respect of any thereof, shall be resolved only in the courts of the State of Delaware or the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, the Company and each Participant shall irrevocably and unconditionally (a) submit in any proceeding relating to the Plan or any Award Agreement, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Delaware, the court of the United States of America for the District of Delaware, and appellate courts having jurisdiction of appeals from any of the foregoing, and agree that all claims in respect of any such Proceeding shall be heard and determined in such Delaware State court or, to the extent permitted by law, in such federal court, (b) consent that any such Proceeding may and shall be brought in such courts and waives any objection that the Company and each Participant may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agree not to plead or claim the same, (c) waive all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to the Plan or any Award Agreement, (d) agree that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, in the case of a Participant, at the Participant’s address shown in the books and records of the Company or, in the case of the Company, at the Company’s principal offices, attention General Counsel, and (e) agree that nothing in the Plan shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware.
13.10    Construction. Wherever any words are used in the Plan or an Award Agreement in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.
13.11    Other Benefits. No Award granted or paid out under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefit under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.
13.12    Costs. The Company shall bear all expenses associated with administering the Plan, including expenses of issuing Common Stock pursuant to Awards hereunder.

13.13    No Right to Same Benefits. The provisions of Awards need not be the same with respect to each Participant, and such Awards to individual Participants need not be the same in subsequent years.
13.14    Death/Disability. The Committee may in its discretion require the transferee of a Participant to supply it with written notice of the Participant’s death or Disability and to supply it with a copy of the will (in the case of the Participant’s death) or such other evidence as the Committee deems necessary to establish the validity of the transfer of an Award. The Committee may also require that the agreement of the transferee to be bound by all of the terms and conditions of the Plan and the applicable Award Agreement.
13.15    Section 16(b) of the Exchange Act. All elections and transactions under the Plan by persons subject to Section 16 of the Exchange Act involving shares of Common Stock are intended to comply with any applicable exemptive condition under Rule 16b-3. The Committee may establish and adopt written administrative guidelines, designed to facilitate compliance with Section 16(b) of the Exchange Act, as it may deem necessary or proper for the administration and operation of the Plan and the transaction of business thereunder.
13.16    Section 409A of the Code. The Plan is intended to comply with the applicable requirements of Section 409A of the Code and shall be limited, construed and interpreted in accordance with such intent. To the extent that any Award is subject to Section 409A of the Code, it shall be paid in a manner that will comply with or be exempt from Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything herein to the contrary, any provision in the Plan that is inconsistent with Section 409A of the Code shall be deemed to be amended to comply with Section 409A of the Code and to the extent such provision cannot be amended to comply therewith, such provision shall be null and void. The Company shall have no liability to a Participant, or any other Person, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee or the Company and, in the event that any amount or benefit under the Plan becomes subject to penalties under Section 409A of the Code, responsibility for payment of such penalties shall rest solely with the affected Participants and not with the Company. Notwithstanding any contrary provision in the Plan or Award Agreement, any payment(s) of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A of the Code) as a result of such employee’s separation from service (other than a payment that is not subject to Section 409A of the Code) shall be delayed for the first six (6) months following such separation from service and shall instead be paid (in a manner set forth in the Award Agreement) upon expiration of such delay period (or, if earlier, upon the date of death of the specified employee). Furthermore, notwithstanding any contrary provision of the Plan or Award Agreement, any payment of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) under this Plan shall be treated as a right to receive a series of separate and distinct payments.

13.17    Successors and Assigns. The Plan and any applicable Award Agreement(s) shall be binding on all successors and permitted assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate.
13.18    Severability of Provisions. If any provision of the Plan or any Award Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan and/or Award Agreement shall be construed and enforced as if such provisions had not been included.
13.19    Payments to Minors, Etc. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipt thereof shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Committee, the Board, the Company, its Affiliates and their officers, directors/managers, employees, agents and representatives with respect thereto.
13.20    Lock-Up Agreement. As a condition to the grant of an Award, if requested by the Company and the lead underwriter of any public offering of Common Stock (the “Lead Underwriter”), a Participant shall irrevocably agree not to sell, contract to sell, grant any option to purchase, transfer the economic risk of ownership in, make any short sale of, pledge or otherwise transfer or dispose of, any interest in any Common Stock or any securities convertible into, derivative of, or exchangeable or exercisable for, or any other rights to purchase or acquire Common Stock (except Common Stock included in such public offering or acquired on the public market after such offering) during such period of time following the effective date of a registration statement of the Company filed under the Securities Act that the Lead Underwriter shall specify (the “Lock-Up Period”). The Participant shall further agree to sign such documents as may be requested by the Lead Underwriter to effect the foregoing and agree that the Company may impose stop-transfer instructions with respect to Common Stock acquired pursuant to an Award until the end of such Lock-Up Period.
13.21    Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.
13.22    Company Recoupment of Awards. Notwithstanding anything herein to the contrary, a Participant’s rights with respect to any Award hereunder shall in all events be subject to (a) any right that the Company may have under any Company recoupment policy (including the Company’s Clawback Policy, as in effect from time to time), or agreement or arrangement with a Participant, or (b) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.
13.23    Data Protection. By participating in the Plan or accepting any rights granted under it, each Participant consents to the collection and processing of personal data relating to the Participant so that any Company Entity can fulfill its obligations and exercise its rights under the Plan and generally administer and manage the Plan. This data will include, but may not be limited to, data about participation in the Plan and shares offered or received, purchased, or sold under the Plan from time to time and other appropriate financial and other data (such as the date on which the Awards were granted) about the Participant and the Participant’s participation in the Plan.
13.24    International Participants. With respect to Participants who reside or work outside of the United States of America, the Committee may, in its sole discretion, amend the terms of the Plan and create or amend sub-plans or amend outstanding Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant or any Company Entity.
13.25    Dividend Equivalents. Notwithstanding anything in this Plan to the contrary, no dividends or dividend equivalents shall be paid on any Award prior to vesting. In the sole discretion of the Committee, an Award (other than Options or Stock Appreciation Rights) may provide the Participant with dividends or dividend equivalents, payable in cash, shares of Common Stock, other securities or other property, on a deferred basis; provided, that such dividends or dividend equivalents shall be subject to the same vesting conditions as the Award to which such dividends or dividend equivalents relate.
ARTICLE XIV
EFFECTIVE DATE OF PLAN
This Plan was approved by an independent Committee on November 12, 2019 (the “Effective Date”).
ARTICLE XV
TERM OF PLAN
No Award shall be granted pursuant to the Plan on or after the earlier to occur of (i) the 2019 Plan Approval Date and (ii) the tenth anniversary of the Effective Date, but Awards granted prior to such date, as applicable, may extend beyond that date.
ARTICLE XVI
NAME OF PLAN
The Plan shall be known as the “Avaya Holdings Corp. 2019 Omnibus Inducement Equity Plan.”

EXHIBIT A

PERFORMANCE GOALS
Performance Goals established for Awards that are intended to vest and/or become exercisable or distributable subject to the achievement of performance goals, formulae or standards shall be based on the attainment of certain target levels of, or a specified increase or decrease (as applicable) in one or more of the following, or based on any other goals, metrics or objectives determined by the Committee in its sole discretion:

•	Non-GAAP performance measures included in any of the Company’s SEC filings;

•	Net interest income, total other income, total costs and expenses, income before taxes, net income, revenue and/or earnings per share;

•
Debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee in its sole discretion;

•	Net cash provided in (used by) operating activities, investing activities, and/or financing activities;

•	Market share;

•
Generation performance, customer churn, ending customer count, customer satisfaction, average days sales outstanding, energizing events issues/success, customer complaints/success, systems availability and downtime, contribution margin, and safety and environmental improvements;

•	Operating margin, return on equity, return on assets, and/or return on invested capital; or

•	Total shareholder return, the fair market value of a share of Common Stock, or the growth in value of an investment in the Common Stock assuming the reinvestment of dividends.
The Committee may, in its sole discretion, exclude from consideration, or adjust any Performance Goal to reflect, the impact or existence of any event, occurrence or condition that the Committee determines in its discretion to be appropriate, including, not limited to:
(a)    restructurings, discontinued operations, extraordinary items or events, and other unusual or non-recurring charges as described in Accounting Standards Codification 225-20, “Extraordinary and Unusual Items,” and/or management’s discussion and analysis of financial condition and results of operations appearing or incorporated by reference in the Company’s Form 10-K for the applicable year;

(b)    an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management;
(c)    a change in tax law or accounting standards required by generally accepted accounting principles; or
(d)    a decision to accelerate or defer capital expenditures or expenses contrary to the timing reflected in the Company’s annual financial plan.
Such performance goals, metrics or objectives may be based upon the attainment of specified levels of Company (or subsidiary, division, other operational unit, administrative department or product category of the Company) performance under one or more of the measures described above relative to the performance of one or more other companies or one or more groups of companies (e.g., an index).